===============================================================================

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [ ] Preliminary Proxy Statement
                [ ] Confidential, for use of the Commission Only

                       (as permitted by Rule 14a-6(e)(2))

                         [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials

      [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
                                   240.14a-12

                           THE SAVANNAH BANCORP, INC.

                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

                        Payment of Filing Fee (Check the
                               appropriate box):

                [X]      No fee required

                [ ] Fee computed on table below per Exchange Act
                           Rules 14a-6(i)(4)and 0-11.

            1) Title of each class of securities to which transaction
                                    applies:

             2) Aggregate number of securities to which transaction
                                    applies:

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth
                               the amount on which

         the filing fee is calculated and state how it was determined):

               4) Proposed maximum aggregate value of transaction:

                               5) Total fee paid:

               [ ] Fee paid previously with preliminary materials.

                 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or

                the Form or Schedule and the date of its filing.
                           1) Amount Previously Paid:
                2) Form, Schedule or Registration Statement No.:

                                3) Filing Party:
                                 4) Date Filed:

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                                       1

                           THE SAVANNAH BANCORP, INC.

                                 25 BULL STREET
                             SAVANNAH, GEORGIA 31401

                                 March 24, 1999

Dear Shareholder,

The 1999 Annual Meeting of The Savannah Bancorp, Inc. will be held at 10:00 a.m. on Tuesday, April 20, 1999, at the Marriott Savannah Riverfront, Savannah, Georgia. The directors and officers join me in inviting you to attend the meeting.

Enclosed are the Secretary's official Notice Of Annual Meeting, a Proxy Statement and a Form of Proxy. Please sign the proxy and return it in the enclosed self-addressed envelope so that your shares will be voted at the meeting if you are unable to attend.

We look forward to seeing you on April 20.

                                                     Sincerely,

                                                     /s/ Archie H. Davis

                                                     Archie H. Davis
                                                     President and Chief
                                                     Executive Officer

Enclosures
                                       2

                           THE SAVANNAH BANCORP, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 20, 1999

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Savannah Bancorp, Inc. (the "Company") will be held at the Marriott Riverfront Savannah, 100 General McIntosh Boulevard, Savannah, Georgia, on April 20, 1999, at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon the following matters:

      (1) To elect six Directors of the Third Class to serve until the annual meeting of shareholders in 2002.

      (1) To transact such other business as may come properly before the Annual Meeting or any adjournments thereof.

       Only stockholders of record of The Savannah Bancorp, Inc. at the close of business on February 26, 1999, are entitled to notice of and to vote at the Meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            /s/ J. Wiley Ellis

                                            J. Wiley Ellis
                                            Chairman of the Board

March 19, 1999

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSALS REFERRED TO ABOVE AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                                 PROXY STATEMENT
                                  INTRODUCTION

GENERAL

This Proxy Statement is being furnished to the shareholders of The Savannah Bancorp, Inc. (the "Company") in connection with the solicitation of Proxies by and on behalf of the Board of Directors of the Company from holders of the outstanding shares of the $1.00 par value common stock of the Company (the "Common Stock") for use at the Annual Meeting of Shareholders of the Company to be held at the Marriott Riverfront Savannah, 100 General McIntosh Boulevard, Savannah, Georgia, on April 20, 1999, at 10:00 a.m., Eastern Daylight Time.

The Board of Directors has fixed the close of business on February 26, 1999, as the record date for determination of the shareholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of the Common Stock at the close of business on that day will be entitled to vote at the Annual Meeting. At the close of business on that day, there were 2,719,614 shares of Common Stock issued and 2,687,564 shares outstanding. Shares of Common Stock represented by properly executed Proxies, if such Proxies are received in time and are not revoked, will be voted at the Annual Meeting in accordance with any instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, such shares will be voted FOR the election of six persons as Directors of the Company and in the discretion of the persons designated in the Proxies as to any other matter that may come properly before the Annual Meeting.

A shareholder who has submitted a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (I) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date or (iii) voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocation of Proxies should be addressed as follows: The Savannah Bancorp, Inc., 25 Bull Street, Savannah, Georgia 31401, Attention: J. Curtis Lewis III, Secretary.

This Proxy Statement is dated March 19, 1999, and is first being mailed to the shareholders of the Company on or about March 24, 1999. The 1998 Annual Report to Shareholders of the Company, including financial statements for the year ended December 31, 1998, has been mailed to shareholders with this Proxy Statement.

The principal executive offices of the Company are located at 25 Bull Street, Savannah, Georgia 31401, and the telephone number of the Company at that address is (912) 651-8200. Where the context requires in this Proxy Statement, the term the "Company" may be used to refer collectively to the Company and its subsidiaries, The Savannah Bank, N.A. ("Savannah Bank") and Bryan Bank & Trust ("Bryan Bank"), collectively referred to as the "Banks."

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three Classes, with the terms of office of each Class ending in successive years. The terms of Directors of the Third Class expire at this Annual Meeting. The Directors of the First Class and the Second Class will continue in office. Currently there are six Directors in the First and Third Class and five Directors in the Second Class. The shareholders are being asked to vote on the reelection of the Directors in the Third Class.

The shares represented by the enclosed Proxy will be voted for the election of the six nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the Proxies will cast votes for the remaining nominees and for such other persons as they may select. A plurality of the votes cast by the shares of Common Stock represented at the Annual Meeting, at which a quorum must be present, is required for the election of the Directors listed, as well as for the approval of all other proposals to be acted upon at the Annual Meeting. Cumulative voting for Directors is not permitted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE SIX NOMINEES LISTED BELOW.

The following table sets forth the name of each nominee Director and each Director continuing in office; a description of his or her positions and offices with the Company (other than as a Director), if any; a brief description of his or her principal occupation and business experience during at least the last five years; directorships presently held by him or her in other companies with registered securities; and certain other information including his or her age and the number of shares of Common Stock beneficially owned as of February 26, 1999. For information concerning membership of committees of the Board of Directors and other information, see "Proposal I - Election of Directors - Information About the Board of Directors and Certain Committees."

         All reports required pursuant to the insider trading regulations were filed timely with the exception of the Form 5's filed by the new directors. These were filed approximately one week late due to their first time for filing under the insider trading rules.



NAME, AGE, AND YEAR                                       AMOUNT AND
FIRST ELECTED OR                                          NATURE OF     PERCENT
APPOINTED A DIRECTOR    INFORMATION ABOUT NOMINEE OR      BENEFICIAL       OF
OR EXECUTIVE OFFICER    DIRECTOR CONTINUING IN OFFICE    OWNER-SHIP(1)  CLASS(2)
--------------------    -----------------------------    -------------  --------

                              NOMINEES FOR DIRECTOR

                                   THIRD CLASS
                        TERM EXPIRING ANNUAL MEETING 2002

Archie H. Davis (57)    Mr. Davis is President and Chief   104,741 (3)     3.82
1989                    Executive Officer of the Company
                        and Savannah Bank and a director
                        of Bryan Bank.  Mr. Davis is also
                        a Director of Thomaston Mills,
                        Inc., a  textile company head-
                        quartered in Thomaston, Georgia
                        and the Savannah Electric and
                        Power Company, a subsidiary of
                        the Southern Company.

Julius Edel (69)        Mr. Edel has been President of      35,570 (4)     1.32
1989                    Alexander Brothers Co., Savannah,
                        Georgia, previously a work clothes
                        manufacturing company and since
                        1985 a holding company for various
                        investments.

L. Carlton Gill (58)    Mr. Gill has been employed by       66,109 (5)     2.46
1998                    S. A. Allen, Inc. as a procure-
                        ment forester since 1964.

Jack M. Jones (62)      Mr. Jones was Chairman of the       18,425 (6)     0.68
1989                    Board of Harbour Resources, Inc.,
                        a rehabilitation services company.
                        During 1993, Mr. Jones sold his
                        interest in Harbour Resources,
                        Inc.  He is currently a private
                        investor.

Jack W. Shearouse (68)  Mr. Shearouse is the President of   32,725         1.21
1989                    Shearouse Lumber Company, a whole-
                        sale and retail lumber company in
                        Pooler, Georgia.  Mr. Shearouse has
                        been employed there since 1957.

Robert T. Thompson,     Mr. Thompson has been employed by   39,579 (7)     1.47
Jr. (58)                CSX Incorporated, a railroad
1998                    company, since 1962. He was owner
                        of The Hub, a men's clothing store
                        from 1985 to 1989.

                         DIRECTORS CONTINUING IN OFFICE

                                   FIRST CLASS
                        TERM EXPIRING ANNUAL MEETING 2000

Robert H. Demere,       Mr. Demere is President of          30,509 (8)     1.13
Jr. (50)                Colonial Group, Inc., a
1989                    petroleum marketing company
                        in Savannah, Georgia.Mr.
                        Demere has been employed by
                        Colonial since 1974.

Robert W. Groves,       Mr. Groves is Chairman of the       20,625         0.77
III (49)                Board of Strachan Shipping
1989                    Company, Savannah, Georgia,
                        a stevedoring and  ship agency
                        company with offices in most
                        major United States ports. Mr.
                        Groves has been employed by
                        Strachan Shipping Company
                        since 1973.

J. Curtis Lewis,        Mr. Lewis is Secretary of the       40,815 (9)     1.52
III (46)                Company and the Bank. Since
1989                    1980, Mr. Lewis has been a
                        partner in the law firm of
                        Hunter, Lewis & Brannon in
                        Savannah, Georgia.

M. Lane Morrison (53)   Mr. Morrison is a partner in the    21,450 (10)    0.80
1989                    law firm of Hunter, Maclean,
                        Exley & Dunn, PC, Savannah,
                        Georgia.  From 1993 through 1995
                        he was a partner in the law firm
                        of Miller, Simpson and Tatum,
                        Savannah, Georgia.

James Toby Roberts,     Mr. Roberts has been President      48,213 (11)    1.79
Sr. (54)                and owner of Roberts Truck Center,
1998                    Savannah, GA  since 1969.

James W. Royal (50)     Mr. Royal is President of Royal     39,336 (12)    1.46
1998                    Brothers, Inc., engaged in the
                        retail hardware business in  the
                        Richmond Hill area under the name
                        of Royal True Value and Village
                        True Value Hardware Stores
                        since 1980.

                                  SECOND CLASS
                        TERM EXPIRING ANNUAL MEETING 2001

E. James Burnsed (59)   Mr. Burnsed has served as Vice      62,982 (13)    2.32
1998                    Chairman of the Company since
                        December 1998 and Chairman & CEO
                        of Bryan Bank & Trust since January
                        1999. He served as President & CEO
                        of Bryan Bancorp of Georgia, Inc.
                        and Bryan Bank & Trust from 1989
                        until January 1999.

Russell W.Carpenter(58) Mr. Carpenter is the President of   16,500         0.61
1989                    Minis & Co., an investment advisory
                        firm in Savannah, Georgia. Mr.
                        Carpenter has been with this firm
                        since 1972.

J. Wiley Ellis (58)     Mr. Ellis is the Chairman of the    23,265 (14)    0.86
1989                    Board of Directors of the Company
                        and Savannah Bank and also serves
                        as their general counsel. He has
                        been a partner in the law firm of
                        Ellis, Painter, Ratterree & Bart
                        LLP since March 1, 1996. He was
                        President of the law firm of Adams
                        & Ellis, P.C., Savannah, Georgia,
                        from 1982 through February, 1996.

Aaron M. Levy (58)      Mr. Levy is President of Levy       21,450 (15)    0.80
1989                    Jewelers, a chain of four jewelry
                        stores in Savannah, Georgia.  Mr.
                        Levy has been employed by Levy
                        Jewelers, Inc. since 1962.

Penelope S. Wirth (56)  Mrs. Wirth was the owner and prin-  28,875         1.07
1989                    cipal broker of Investment Real
                        Estate Company, Savannah, Georgia,
                        from 1978 - 1998.  She is currently
                        a private investor.

                        All Directors and executive
                        officersas a group (20 persons)    714,171        25.20


(1) Information relating to beneficial ownership by Directors is based upon information furnished by each Director using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities and Exchange Act of 1934. If not footnoted, the shares are owned with voting and dispositive rights. Certain Director's shares include 4,125 option shares granted in April 1990 and exercisable through April 10, 2000, in conjunction with the initial public offering.

(2) The percent of class is calculated on the assumption that a person's options have been exercised and that the total number of issued and outstanding shares of the Company have been increased correspondingly.

(3) Davis - Of the 104,741 shares beneficially owned by Mr. Davis, 24,750 are owned individually, 18,353 shares are in his IRA, 5,250 are owned by his children, 1,305 are owned by his wife and 1,458 shares are in his 401(k) balance and also included are 4,125 options and 49,500 incentive stock options.

(4) Edel - Of the 35,570 shares beneficially owned by Mr. Edel, 26,000 are owned individually and 9,570 shares are in his IRA.

(5) Gill - Of the 66,109 shares beneficially owned by Mr. Gill, 41,190 shares are owned jointly with his wife, 1,979 shares are in his IRA, 2,220 shares are in his wife's IRA, 19,610 shares are owned by the estate of Louis C. Gill, of which he is the Executor and 1,110 shares are owned by his children.

(6) Jones - Of the 18,425 shares beneficially owned by Mr. Jones, 14,300 shares are in his IRA and 4,125 shares represent the options.

(7) Thompson - Of the 39,579 shares beneficially owned by Mr. Thompson, 33,316 shares are owned individually, 1,996 are in his IRA, 3,342 shares are in his wife's IRA, and 925 shares are owned by his children.

(8) Demere - Of the 30,509 shares beneficially owned by Mr. Demere, 23,255 are owned individually, 1,650 shares are in his IRA and 5,604 are owned by his children.

(9) Lewis - Of the 40,815 shares beneficially owned by Mr. Lewis, 20,460 shares are owned individually, 10,200 shares are in his IRA and money purchase retirement plan and 10,155 shares are owned by his children.

(10) Morrison - Of the 21,450 shares beneficially owned by Mr. Morrison, 10,725 are owned individually, 4,125 shares are in his IRA, 6,600 shares are in an income trust for his benefit.

(11) Roberts - Of the 48,213 shares beneficially owned by Mr. Roberts, 37,900 shares are owned individually, 5,503 shares are in his IRA, 1,110 shares are owned by his wife and 3,700 shares are owned by his children.

(12) Royal - Of the 39,336 shares beneficially owned by Mr. Royal, 35,636 shares are owned individually, 3,330 shares are in his IRA and 370 shares are owned by his children.

(13) Burnsed - Of the 62,982 shares beneficially owned by Mr. Burnsed, 29,048 shares are owned individually, 10,458 shares are in his IRA, 370 shares are owned by his wife individually and 906 shares are in his wife's IRA and 22,200 represent exercisable stock options.

(14) Ellis - Of the 23,265 shares beneficially owned by Mr. Ellis, 6,765 are owned individually, 12,375 shares are in his IRA and 4,125 shares are owned by a trust for his wife of which he is the trustee.

(15) Levy - Of the 21,450 shares beneficially owned by Mr. Levy, 4,125 are owned individually, 12,375 shares are in his company, 825 shares are owned by his wife and 4,125 shares represent the options.



MANAGEMENT STOCK OWNERSHIP

As of February 26, 1999, based on available information, all Directors and executive officers of the Company as a group (20 persons) beneficially owned 708,621 shares of Common Stock, which represented approximately 25 percent of the outstanding shares and exercisable options at that date. The foregoing figure includes, in some instances, shares in which members of a Director's or officer's immediate family have a beneficial interest by reason of shared voting or investment power and as to which the Director or officer may disclaim beneficial ownership. For additional information with respect to the options that have been granted to Directors and certain officers, see footnote (2) above.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

The Board of Directors of the Company held four regular and four special meetings during 1998. All Directors attended at least 75 percent of the meetings. The Board of Directors of the Bank held 12 regular meetings and no special meetings. All Directors attended at least 75 percent except Jack W. Shearouse.

EXECUTIVE COMMITTEE. The Executive Committee for the Company was appointed in January 1999. It is composed of four outside directors from The Savannah Bank, N.A. and two outside directors from Bryan Bank & Trust. Messrs. Davis and Burnsed serve as ex officio members of the Executive Committee. The regular Executive Committee meetings are held during the eight "between months" of the four quarterly board meetings. The Executive Committee's focus is strategic in nature. Messrs. J. Wiley Ellis, Chairman, Russell W. Carpenter, Robert H. Demere, Jr., J. Curtis Lewis III James Toby Roberts, Sr. and James W. Royal serve on this Committee. No meetings have been missed by any of the members since its inception.

AUDIT COMMITTEE. The Audit Committee serves as a liaison between the Board of Directors and the independent accountants of the Company. The Committee approves the overall scope of the audit, reviews the results of the audit and reviews the systems of internal control of the Company. During the fiscal year ended December 31, 1998, the Audit Committee met three times. The Committee was composed of Messrs. J. Curtis Lewis III, Chairman, Robert H. Demere, Jr., Julius Edel, Robert W. Groves III, Jack M. Jones, M. Lane Morrison, Jack W. Shearouse and Penelope S. Wirth.

PERSONNEL/COMPENSATION COMMITTEE. The Compensation Committee reviews and approves proposed direct compensation of officers, reviews and recommends to the Board incentive plans and benefit plans and reviews general compensation and benefits policy. The members of the Compensation Committee were Messrs. Jack M. Jones , Chairman, Russell W. Carpenter, Julius Edel, Robert W. Groves III, J. Curtis Lewis and Jack W. Shearouse. The Compensation Committee held two meetings in 1998.

The following contains certain information about executive officers of the Company and the Bank who are not Directors.

NAME AND YEAR FIRST
ELECTED AN OFFICER                               POSITIONS HELD AND PRINCIPAL
OF THE COMPANY                   AGE              OCCUPATION LAST FIVE YEARS
-------------------              ---             ----------------------------

R. Stephen Stramm                 49             Executive Vice President -
1990                                             Lending of the Company and
                                                 Savannah Bank.

Robert B. Briscoe                 47             Chief Financial Officer of
1990                                             the Company Executive Vice
                                                 President and Chief Financial
                                                 Officer of the Bank.

EXECUTIVE COMPENSATION AND BENEFITS

The tables below set forth certain information concerning compensation paid to the most highly compensated executive officers whose cash compensation exceeded $100,000 ("Named Executive Officers") for services in all capacities during the years ended December 31, 1998, 1997 and 1996. Incentive stock options for 10,000 shares were granted to Mr. Burnsed in 1998 as specified in the Bryan merger agreement. No other options or stock appreciation rights were granted to Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                         Long Term Compensation
                            Annual Compensation (1)             Awards
                         ------------------------------  ----------------------


Name and                                   Other Annual              All Other
Principal                                     Compen-      Options/   Compen-
Position (2)       Year   Salary    Bonus   sation (3)     SARs(4)    sation (5)
------------       ----  --------  -------  ----------    --------  -----------

Archie H. Davis    1998  $145,000  $21,411    $  9,534           0      $5,600
President & CEO    1997   145,000   21,048       8,253           0       5,600
                   1996   135,000   19,900       7,527      24,750       4,650

E. James Burnsed   1998  $ 90,000  $40,678    $152,466 (6)  10,000      $9,600
Vice Chairman and  1997    90,000   36,483      65,242 (6)       0       9,550
Chairman & CEO     1996    90,000   32,700       2,152           0       5,821
Bryan Bank & Trust

R. Stephen Stramm  1998  $ 97,500  $14,397    $  2,475           0      $5,326
Executive Vice     1997    97,500   14,124       2,324           0       5,309
President-Lending  1996    90,000   13,300       2,299      12,375       4,902

(1) No compensation has been deferred.

(1) Only three executive officers have salary and bonus compensation that exceeds $100,000.
(1) Includes club dues, directors fees and excess premiums on group life insurance.
(1) Amounts shown represent the number of shares underlying stock options granted each year.
(5) Amounts contributed on behalf of Messrs. Davis, Burnsed and Stramm to their respective Company's Employee Savings and Profit Sharing Plan.
(6) Mr. Burnsed's other annual compensation includes personal use of auto and income resulting from the exercise of nonqualified stock options in 1998 and 1997.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                    Number of
                    Securities                    Exercise               Grant
                    Underlying     % of Total      Price                  Date
                   Options/SARs   Options/SARs      Per    Expiration   Present
      Name           Granted      in Fiscal Year   Share      Date       Value
----------------   ------------   --------------  -------  ----------   -------
E. James Burnsed      10,000           68%         $25.63   12/14/08   $104,600

                        AGGREGATED YEAR-END OPTION VALUES

     Shown below is information with respect to unexercised options to purchase the Company Common Stock held by the Named Executive Officers at December 31, 1998.


                                                                              (1)
                                          Number of Securities       Value of Unexercised
                                         Underlying Unexercised          In-the-Money
                                             Options/SARS                Options/SARS
             # of Shares                     at Year-End(#)              at Year-End($)
              Acquired      Value      --------------------------  --------------------------
  Name       on Exercise  Realized($)  Exercisable  Unexercisable   Exercisable Unexercisable
-----------  -----------  -----------  ------------ -------------  ------------ -------------

Mr. Davis              0            0        53,625            0       $853,710      $      0
Mr. Stramm             0            0        24,750            0        385,729             0
Mr. Burnsed        4,000     $140,200        12,000       10,000        240,520         3,700


(1) "Value" is calculated as the market price of the underlying securities on December 31, 1998 minus the grant price which ranges from $5.76 to $25.63. The market price has been determined as the closing price of the Company's stock as quoted on the Nasdaq National Market, which was $26.00 per share on December 31, 1998.

Directors were paid $500 per month as Director fees and no committee fees. The Chairman of the Board received an extra $500 per month, and the Secretary received an extra $250 per month for their additional responsibilities. Non-employee executive committee directors receive $250 for each meeting attended.

The Company entered into change in control agreements in February 1996 with Mr. Davis, Mr. Stramm and Mr. Briscoe. Change in control agreements were entered into with Mr. Burnsed and G. Michael Odom, President and Chief Operation Officer of Bryan Bank in December 1998 under the terms of the merger agreement with Bryan Bancorp of Georgia, Inc. Each of said agreements provides that the employee shall continue to receive the same level of compen-sation for a period of one year after a "change in control" occurs, and if terminated without cause during the one-year period immediately following a "change in control", shall continue to receive the same level of compensation for a period of one year after such termination without cause. A "change in control" is a sale of all or a substantial portion of the Company's assets, a merger or other reorganization whereby the Company is not the surviving entity or a change in control as defined by the OCC. Also, under the terms of the Bryan merger, the Company has written employment agreements with Messrs. Burnsed and Odom that provide for a continuance through December 2001 of similar benefits as they had at the time of the merger.

The Bank has an incentive compensation arrangement with Messrs. Davis and Stramm in which they can earn a performance bonus up to 20 percent of their annual compensation, if the Bank achieves certain specified earnings, growth and expense control objectives set forth by the Board of Directors. Mr. Burnsed has an incentive compensation arrangement with Bryan Bank & Trust where he earns a percentage of the Bryan Bank profits over a base amount. This incentive compensation formula was in place for all three years presented.

                          COMPENSATION COMMITTEE REPORT

Decisions with respect to the compensation of the Company's Named Executive Officers are made by the Compensation Committee (the "Committee"). During 1998, the following non-employee Directors served on the Committee: Messrs. Jack M. Jones , Chairman, Russell W.Carpenter, Julius Edel, Robert W. Groves III,
J. Curtis Lewis III and Jack W. Shearouse. All decisions of the Committee relating to compensation are reviewed by the full Board of Directors. The report of the Committee presented below addresses the Company's compensation policies for 1998 with respect to Mr. Davis as CEO, as well as the Named Executive Officers as a group.

GENERAL COMPENSATION POLICIES. The Company has a formal compensation plan designed to compensate executives for actions deemed to promote long-term shareholder value. These objectives require that compensation arrangements be structured to: (1) provide competitive levels of compensation opportunity which are reflective of the degree of risk inherent in the Company's business plan and the contributions expected from senior executives; (2) integrate pay with the Company's business strategies, short-term and long-term performance goals, and results; (3) reward corporate performance achievements; and (4) recognize and reward individual initiative, responsibility and achievements. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder interests in the enhancement of shareholder value. Base salaries are set by the Board, after recommendation by the Committee, and are intended to reflect individual performance and responsibility and to represent compensation believed by the Committee to be appropriate if the Named Executive Officers perform in a fully acceptable manner. In setting base salaries, consideration is also given to compensation paid to executives of financial institutions and other public companies similar in size and character to the Company.

The Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of cash bonuses based on the performance of the Company, and long-term incentive compensation in the form of incentive stock options.

COMPENSATION PAID IN 1998. The Company's policy as to compensation of its executive officers, including the CEO, has to date been based upon level of performance in relation to the responsibilities and accomplishments incident to the individual's job description. In determining compensation, the Committee considers the progress made by the Company in laying a foundation for future revenue enhancements, income improvements, growth of the Company, and quality of the loan portfolio.

Compensation paid the Named Executive Officers in 1998 consisted of the following elements: base salary, bonus, incentive stock options and matching contributions paid with respect to the Company's 401(k) Plan. Contributions made by the Company under the 401(k) Plan are made to all participating employees on a nondiscriminatory basis. The Company also has certain broad-based employee benefit plans in which Named Executive Officers participate. The value of these items is set forth in the Summary Compensation Table above under "All Other Compensation." Named Executive Officers also may have received perquisites in connection with their employment. However, such perquisites totaled less than 10% of their cash compensation in 1998. Except for bonuses and restricted stock, the foregoing benefits and compensation are not directly or indirectly tied to Company performance.

During 1998, total assets of the Company grew 16 percent, operating net income increased 9 percent and operating return on average assets and average equity increased to 1.30 percent and 13.57 percent, respectively. The Company consummated a merger with Bryan Bancorp of Georgia, Inc. at a fair price that significantly improved the Company's return on equity, return on assets and earnings per share as compared to the results without the merger.

Based on Company performance, the Named Executive Officers received bonuses of approximately 15% of their annual base salaries except for Mr. Burnsed, who received $40,678, or 45 percent of his base salary based on a pre-existing compensation formula for the Bryan Bank & Trust executive officers.

MR. DAVIS' 1998 COMPENSATION. Mr. Davis' 1998 compensation consisted of a base salary and a quarterly cash bonus which totaled approximately 15 percent of base salary for the year. Mr. Davis' base salary of $145,000 plus director's fees of $6,000 was determined by the Committee at the beginning of the 1998 for the year. No increase in base salary was made for 1998. Mr. Davis' cash bonus for 1998 was determined based on specified quarterly performance goals consisting of core earnings, loan growth, deposit growth and expense control. These same measures were also used for the other executive officers. The performance goals were mostly met with a pro rata reduction in the bonus payout for the unmet goals.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Mr. Carpenter's company, Minis & Co., serves as an approved investment advisor for the trust department of The Savannah Bank, N.A. The trust department serves as custodian for certain Minis & Co. clients. Mr. Lewis, an attorney, is not general counsel but does handle certain loan related transactions for The Savannah Bank, N.A. Management, with the approval of the Board, from time to time engages a compensation consultant to provide relevant analyses and compensation alternatives to the Compensation Committee and the Board. No consultant was engaged in 1998, but it is anticipated that one will be engaged in 1999 to review the compensation and benefits packages for the officers and employees of the Banks.

                             STOCK PERFORMANCE GRAPH

The following table provides a graphic comparison of the cumulative total shareholder return (calculated based upon the stock appreciation) on the Common Stock of the Company for the five-year period from December 31, 1993 through December 31, 1998 with the cumulative total return on the NASDAQ Market Index, the S&P 500 Total Return Index and the SNL less than 250M Bank Asset-Size Index over the same period. All cumulative returns assume an initial investment of $100 in each of the Company's shares and their investment of all dividends.

                 A graph prepared by SNL Securities based on the
                 graph information below, which was provided by
                   them was furnished to shareholders in this
                                     space.

Following are the data points in which the corporate performance graph is based.



                                                         PERIOD ENDING
                                    ----------------------------------------------------------
             INDEX                  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
----------------------------------  --------  --------  --------  --------  --------  --------
The Savannah Bancorp, Inc.            100.00    117.60    237.59    292.70    421.70    475.54
S &P 500 Total Return Index           100.00    101.32    139.39    171.26    228.42    293.69
Nasdaq - Total US                     100.00     97.75    138.26    170.01    208.58    293.21
SNL less than $250M Bank Asset -
  Size Index                          100.00    106.82    150.22    189.79    309.70    294.39


The data included in the foregoing table was prepared by SNL Securities. The SNL less than $250M Bank Asset-Size Index of banking companies with total assets less than $250 million in assets. This represents the peer group comparison.
The S & P Total Return Index and the Nasdaq - Total US Index are both broad market indexes. In prior years, the Company filed under the Securities and Exchange Commission's Form 10-KSB regulations which did not require a corporate performance graph or compensation committee report in the proxy statement to shareholders.

                         OWNERSHIP OF EQUITY SECURITIES

As of March 24, 1998, there were no shareholders known by the Company to be the beneficial owner, as defined by SEC rules, of five percent or more of the outstanding shares of Common Stock.

                                  OTHER MATTERS

CERTAIN TRANSACTIONS

       The Bank has granted loans to certain Directors of the Bank and to their associates. The aggregate amounts of loans were $6.701 million and $6.065 million at December 31, 1998 and 1997, respectively. During 1998, $3.944 million of new loans were made, and repayments totaled $4.580 million. Unused lines of credit available to related parties aggregated $682,000 and $.998,000 at December 31, 1998 and 1997, respectively. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and does not involve more than normal risk of collectibility. No other related party transactions or services rendered to the Company or the Bank exceeded $60,000 except for legal fees of $60,871 paid to Chairman Ellis' lawfirm, Ellis, Painter, Ratteree & Bart LLP, during 1998, primarily in connection the merger with Bryan Bank. There are no family relationships between directors and/or executive officers.

PROXY SOLICITATION

The cost of soliciting Proxies for the Annual Meeting will be paid by the Company. In addition to solicitation of shareholders of record by mail, telephone or personal contact, the Company will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of Common Stock. Such holders, after inquiry by the Company, will provide information concerning quantities of Proxy materials and 1998 Annual Reports needed to supply such information to beneficial owners, and the Company will reimburse them for the expense of mailing Proxy materials and 1998 Annual Reports to such owners.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2000 Annual Meeting of the Company must be received by the Company on or before February 15, 2000 to be included in the Proxy Statement and Form of Proxy relating to the 2000 Annual Meeting of Shareholders. Proposals should be directed to The Savannah Bancorp, Inc., 25 Bull Street, Savannah, Georgia 31401, Attention: J.

Curtis Lewis III, Secretary.

MISCELLANEOUS

The management of the Company knows of no other matters that are to be presented for action at the Annual Meeting. If any other matters are brought properly before the Annual Meeting, the persons designated in the enclosed Proxy will vote on such matters in accordance with their best judgment.

UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT, THE COMPANY WILL FURNISH TO SUCH PERSON WITHOUT CHARGE (OTHER THAN FOR EXHIBITS) A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC. REQUESTS SHOULD BE DIRECTED TO THE SAVANNAH BANCORP, INC., PO BOX 188, SAVANNAH, GEORGIA 31402, ATTENTION: ROBERT B. BRISCOE, CHIEF FINANCIAL OFFICER.